Exhibit (d)3.15

LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Re:	Yield Calculation Services Agreement

Pursuant to Section 10 of the Amended and Restated Yield Calculation Services Agreement of Russell Investment Company (“RIC”), dated August 1, 2006, RIC advises you that it is creating six new funds to be named the Retirement Distribution Fund I – A Shares, Accelerated Distribution Fund I – A Shares, Extended Distribution Fund I – A Shares, Retirement Distribution Fund I – S Shares, Accelerated Distribution Fund I – S Shares and Extended Distribution Fund I – S Shares (the “New Funds”). RIC desires for State Street Bank and Trust Company to compute the performance results of each class of each New Fund pursuant to the terms and conditions of the Amended and Restated Yield Calculation Service Agreement. The fees to be charged by you in return for your services are set forth in the Amended and Restated Yield Calculation Services Agreement.

Please indicate your acceptance to amend the Amended and Restated Yield Calculation Service Agreement by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2007

STATE STREET BANK AND TRUST COMPANY

By:
Its: